Exhibit 99.1

FOR IMMEDIATE RELEASE

HALLMARK FINANCIAL SERVICES, INC.

ANNOUNCES APPOINTMENT OF CHIEF EXECUTIVE OFFICER

FORT WORTH, Texas, (August 14, 2014) - Hallmark Financial Services, Inc. (NASDAQ: HALL) today announced the appointment of Naveen Anand as Chief Executive Officer. Mr. Anand will be based in Fort Worth, Texas, will assume responsibility for all of Hallmark’s business operations and will report directly to the Executive Chairman and the Board of Directors of Hallmark.

Mr. Anand has over 25 years of experience in the property/casualty insurance industry. He brings to Hallmark vast knowledge in a wide range of segments, lines of business and distribution channels in the insurance industry. His leadership will be directed towards building upon Hallmark’s specialty lines focus. In addition, his significant underwriting experience will be a natural fit with Hallmark’s underwriting-driven culture.

Mr. Anand joins Hallmark most recently from Torus Insurance Holdings Ltd. Mr. Anand joined Torus in 2009 as U.S. Chief Executive and Global Chief Operating Officer. In these roles, he oversaw the development of Torus’ global operating platform and functional capabilities, as well as the formation and development of Torus’ U.S. underwriting platforms, and was responsible for all Torus business lines and operations in North and South America. Under his leadership, Torus U.S. developed from a start-up stage in late 2009 to over $250 million in gross written premiums across six key specialty business lines.

Prior to joining Torus, Mr. Anand worked for CNA Financial Corporation where he was responsible for its $3 billion commercial insurance business across all geographies for 11 business units. Prior to CNA, Mr. Anand worked at both Chubb Corporation and at St. Paul Insurance Company.

Commenting on the appointment, Mark E. Schwarz, Executive Chairman of Hallmark, said, “We are fortunate to have someone with Naveen’s skills, experience and record of accomplishment assuming the Chief Executive Officer role at Hallmark. I am confident his leadership abilities will be a valuable addition to the Hallmark team and believe he will do a terrific job in furthering Hallmark’s continuing development into a larger and more valuable company.”

Mr. Anand said, “I’m excited to join Hallmark and thrilled about the prospects of continuing to build upon what has already been achieved by the team at Hallmark. I’m delighted that I can have a major influence in shaping the development of Hallmark into an important player in the specialty lines arena. I look forward to working with the team as well as our agents and brokers to continue to develop Hallmark into a leading specialty insurer.”

Hallmark also announced that Mark J. Morrison will remain with the Company in the role of Senior Executive Vice President, reporting to Mr. Anand. Mr. Schwarz added, “We appreciate Mr. Morrison’s leadership since joining Hallmark in 2004 and services as its Chief Executive Officer since 2006. Throughout his tenure with Hallmark, Mr. Morrison has played an instrumental role in the transformation of the Company. Under his leadership, Hallmark has developed into a diversified specialty property/casualty insurance company with compound annual growth in gross premiums written and book value per share since 2004 of 34% and 10%, respectively.”

About Hallmark Financial Services, Inc.

Hallmark Financial Services, Inc. is an insurance holding company which, through its subsidiaries, engages in the sale of property/casualty insurance products to businesses and individuals. Hallmark’s business involves marketing, distributing, underwriting and servicing commercial and personal lines of property/casualty insurance products, as well as providing other insurance related services. Hallmark is headquartered in Fort Worth, Texas and its common stock is listed on NASDAQ under the symbol "HALL."

Forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that actual results may differ substantially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, continued acceptance of the Company’s products and services in the marketplace, competitive factors, interest rate trends, general economic conditions, the availability of financing, underwriting loss experience and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

For further information, please contact:

Mark Morrison, at 817.348.1600

www.hallmarkgrp.com